[GREENBERG TRAURIG LETTERHEAD]
                                Attorneys at Law

                               October 11, 1996

William C. France
Chief Executive Officer
International Speedway Corporation
1801 West International Speedway Boulevard
Daytona Beach, FL  32114

          RE:   PUBLIC OFFERING

Gentlemen:

         On September 6, 1996, International Speedway Corporation., a Florida corporation (the "Company"), filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (No. 333-11541) (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to: (i) the sale by the Company of up to 4,000,000 shares (the "Public Shares") of the Company's Class A Common Stock, par value $.01 per share (the "Class A Common Stock") and the sale of up to 550,000 shares of Class A Common Stock which may be purchased by the Underwriters' pursuant to an over-allotment option (the "Over-Allotment Shares" and together with the Public Shares, the "Offering Shares"); and (ii) the sale by a certain shareholder of the Company of up to 50,000 shares (the "Selling Shareholder Shares") of Class A Common Stock pursuant to the Underwriters' over-allotment option. We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement.

         In connection therewith, we have examined and relied upon copies of (i) the Company's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws; (ii) resolutions of the Company's Board of Directors authorizing the offering and the issuance of the Offering Shares, (iii) the Registration Statement and exhibits thereto; (iv) such other documents and instruments as we have deemed necessary for the expression of opinions herein contained. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently verifying the accuracy of such documents, records and instruments.

         Based upon the foregoing examination, we are of the opinion that:

William C. France
October 11, 1996
Page 2


         1. The Offering Shares have been duly and validly authorized and, when issued and delivered in accordance with the terms of the Underwriting Agreement filed as Exhibit 1.1 to the Registration Statement, will be validly issued, fully paid and nonassessable.

         2. The Selling Shareholder Shares have been duly and validly issued, and are fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Matters" in the prospectus comprising a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

                             Sincerely,

                             GREENBERG, TRAURIG, HOFFMAN,
                             LIPOFF, ROSEN & QUENTEL, P.A.



                             By: /S/ BRUCE E. MACDONOUGH
                                ----------------------------
                                Bruce E. Macdonough


Enclosure